EXHIBIT 10.19

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
--------------------------------------------X
                                            :

                                            :
In re:                                         Chapter 11
                                            :
RANCH *1, INC., ET AL.,                        Case Nos. 01-41853 (AJG)
                                            :        through 01-41881 (AJG)

               Debtors.                     :  (Jointly Administered)

                                            :

                                            :

--------------------------------------------X


             FIRST AMENDED DISCLOSURE STATEMENT PURSUANT TO SECTION
               1125 OF THE BANKRUPTCY CODE FOR THE JOINT PLAN OF
                 REORGANIZATION OF RANCH *1, INC. AND THE OTHER
                ABOVE-CAPTIONED DEBTORS AND DEBTORS-IN-POSSESSION




                                        LOUIS T. DELUCIA (LD-3879)
                                        ALAN J. BRODY (AB-4777)
                                        BUCHANAN INGERSOLL, P.C.
                                        700 Alexander Park
                                        Suite 300
                                        Princeton, New Jersey 08540
                                        (609) 986-6800
                                        -and-
                                        140 Broadway
                                        New York, New York 10005
                                        (646) 458-2340


                                        ATTORNEYS FOR THE DEBTORS
                                        AND DEBTORS-IN-POSSESSION


December 31, 2001


          THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT YET BEEN APPROVED BY THE COURT.

                  DISCLOSURE STATEMENT, DATED DECEMBER 31, 2001


                              SOLICITATION OF VOTES
                               WITH RESPECT TO THE
                          JOINT PLAN OF REORGANIZATION
                                       OF
                             RANCH *1, INC., ET AL.


     Ranch *1, Inc. ("Ranch *1") and the other above-captioned debtors and debtors-in-possession (collectively, the "Debtors")(1) submit this disclosure statement (the "Disclosure Statement") to all creditors and parties-in-interest pursuant to Section 1125 of title 11 of the United States Code, as amended (the "Bankruptcy Code"), in order to disclose information important and necessary for a reasonably informed decision for each creditor and party-in-interest respecting their right to vote on, or otherwise participate in, confirmation proceedings concerning the plan of reorganization jointly proposed by the Debtors, the Official Committee of Unsecured Creditors of the Debtors' Estates (the "Committee") and R1 Franchise Systems, LLC ("R1 Franchise") dated November 19, 2001 (the "Plan"), filed with the United States Bankruptcy Court for the Southern District of New York. A copy of the Plan is attached to this Disclosure Statement as EXHIBIT A, and the terms and definitions contained in the Plan are incorporated herein by reference.

     THE DEBTORS AND THE COMMITTEE BELIEVE THAT THE PLAN IS IN THE BEST INTERESTS OF CREDITORS. ALL CREDITORS ENTITLED TO VOTE THEREON ARE URGED TO VOTE IN FAVOR OF THE PLAN. A SUMMARY OF THE VOTING INSTRUCTIONS IS SET FORTH BEGINNING ON PAGE 19 OF THIS DISCLOSURE STATEMENT. ADDITIONAL DETAILED INSTRUCTIONS ARE CONTAINED ON THE BALLOTS DISTRIBUTED TO CREDITORS ENTITLED TO VOTE ON THE PLAN. TO BE COUNTED, BALLOTS MUST BE DULY COMPLETED, EXECUTED AND RECEIVED BY 4:00 P.M., EASTERN TIME, ON FEBRUARY 8, 2002 (THE "VOTING DEADLINE"), UNLESS SUCH DEADLINE IS EXTENDED BY ORDER OF THE COURT.

     THE CONFIRMATION AND EFFECTIVENESS OF THE PROPOSED PLAN ARE SUBJECT TO MATERIAL CONDITIONS PRECEDENT, SOME OF WHICH MAY NOT BE SATISFIED. SEE "OVERVIEW OF THE PLAN -- CONDITIONS TO CONFIRMATION AND THE EFFECTIVE DATE OF THE PLAN" AND "VOTING AND CONFIRMATION OF THE PLAN -- ACCEPTANCE OR CRAMDOWN." THERE IS NO ASSURANCE THAT THESE CONDITIONS WILL BE SATISFIED OR WAIVED.

     No person is authorized by any of the Debtors in connection with the Plan or the solicitation of acceptances of the Plan to give any information or to make any representation other than as contained in this Disclosure Statement and the exhibits and schedules attached hereto or incorporated by reference or referred to herein, and, if given or made, such information or representation may not be relied upon as having been authorized by any of the Debtors. Although the Debtors will make available to creditors entitled to vote on the Plan such additional information as may be required by applicable law prior to the Voting Deadline, the delivery of this Disclosure Statement will not under any circumstances imply that the information herein is correct as of any time subsequent to the date hereof.

----------
(1) The Debtors include: Ranch *1, Inc.; Ranch *1 Metro, Inc.; Ranch *1 Metro Tech, Inc.; Ranch *1 Pearl, Inc.; Ranch *1 Group, Inc.; Moorgrho, Inc.; Ranch *1 Eighth Avenue, Inc.; Ranch *1 of America, Inc.; Ranch *1 Fashion, Inc.; Ranch *1 Number 0117, Inc.; Ranch *1 Palisades, Inc.; Dome Enterprises, Inc.; Ranch *1 Number 0118, Inc.; Ranch *1 Number 202, Inc.; Ranch *1 Number 1701, Inc.; Ranch *1 of Broadway; Ranch *1 on 34th Street, Inc.; Ranch *1 Number 0207, Inc.; Ranch *1 0112, Inc.; Ranch *1 52nd, Inc.; Ranch *1 Number 0137, Inc.; Ranch *1 Number 0113, Inc.; Ranch *1 Number 0135, Inc.; Ranch *1 Number 0125, Inc.; OME, Inc.; Ranch *1 Number 1904, Inc.; Ranch *1 Downtown, Inc.; Ranch *1 Number 0150, Inc.; Ranch *1 Number 0128, Inc.

     ALL CREDITORS AND EQUITY SECURITY INTEREST HOLDERS ENTITLED TO VOTE ON THE PLAN ARE ENCOURAGED TO READ AND CAREFULLY CONSIDER THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING THE PLAN ATTACHED AS EXHIBIT A AND THE MATTERS DESCRIBED UNDER "RISK FACTORS," PRIOR TO SUBMITTING BALLOTS PURSUANT TO THIS SOLICITATION.

     The summaries of the Plan and the other documents contained in this Disclosure Statement are qualified by reference to the Plan itself, the exhibits thereto and documents described therein as being filed prior to approval of the Disclosure Statement.

     The information contained in this Disclosure Statement, including the information regarding the history, business and operations of the Debtors, the historical, projected and budgeted financial information regarding the Debtors and the liquidation analyses relating to the Debtors, is included for purposes of soliciting acceptances of the Plan, but, as to contested matters and adversary proceedings, is not to be construed as admissions or stipulations, but rather as statements made in settlement negotiations.

     THIS DISCLOSURE STATEMENT INCLUDES FORWARD-LOOKING STATEMENTS BASED LARGELY ON THE CURRENT EXPECTATION OF THE DEBTORS AND PROJECTIONS ABOUT FUTURE EVENTS AND FINANCIAL TRENDS AFFECTING THE FINANCIAL CONDITION OF THE DEBTORS' OR REORGANIZED RANCH *1'S BUSINESS. THE WORDS "BELIEVE," "MAY," "WILL," "ESTIMATE," "CONTINUE," "ANTICIPATE," "INTEND," "EXPECT" AND SIMILAR EXPRESSIONS IDENTIFY THESE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS, UNCERTAINTIES AND ASSUMPTIONS, INCLUDING THOSE DESCRIBED BELOW UNDER THE CAPTION "RISK FACTORS." IN LIGHT OF THESE RISKS AND
UNCERTAINTIES, THE FORWARD-LOOKING EVENTS AND CIRCUMSTANCES DISCUSSED IN THIS DISCLOSURE STATEMENT MAY NOT OCCUR AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS. NEITHER THE DEBTORS NOR REORGANIZED RANCH *1 UNDERTAKE ANY OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

     ALL CAPITALIZED TERMS IN THIS DISCLOSURE STATEMENT NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS GIVEN TO THEM IN THE PLAN.

                                TABLE OF CONTENTS



                                                                            PAGE


INTRODUCTION ................................................................  1

OVERVIEW OF THE DEBTORS .....................................................  1

CERTAIN EVENTS PRECEDING THE DEBTORS' CHAPTER 11 FILINGS ....................  2

OVERVIEW OF THE PLAN ........................................................  2

  Introduction ..............................................................  2
  Substantive Consolidation of Debtors and Cancellation of
    Intercompany Claims .....................................................  2
  Summary of Classes and Treatment of Claims and Interests ..................  3
  Information Regarding Assertion and Treatment of Administrative Claims,
    Priority Claims and Tax Claims ..........................................  5
      Administrative Claims .................................................  5
      Tax Claims ............................................................  6
      Priority Claims .......................................................  6
  Conditions to Confirmation, the Effective Date and Consummation
    of the Plan .............................................................  6
  Modification or Revocation of the Plan ....................................  8

OPERATIONS DURING THE REORGANIZATION CASES ..................................  8
  First Day Relief ..........................................................  8
  Joint Administration of Debtor's Cases ....................................  8
  Debtor-in-Possession Financing ............................................  9
  Appointment of Creditors' Committee .......................................  9
  Claims Process and Bar Dates ..............................................  9
  Executory Contracts and Unexpired Leases .................................. 10
  Exclusivity ............................................................... 11
  Recovery Actions .......................................................... 11
    Introduction
    Preference Claims ....................................................... 11
    Fraudulent Conveyance Actions ........................................... 11
    Avoidance Actions to be Commenced by the Debtors ........................ 12
  Projected Financial Information ........................................... 12
    Introduction
    Principal Assumptions for the Projections ............................... 13
    Projections
  Management and Board of Directors ......................................... 13
    Reorganized Ranch *1 Board of Directors ................................. 13
    Reorganized Ranch *1 Executive Officers ................................. 14
    Reorganized Ranch *1 Key Employees ...................................... 15

RISK FACTORS ................................................................ 15
  Projections Are Inherently Uncertain ...................................... 15

GENERAL INFORMATION CONCERNING THE PLAN ..................................... 16
  Discharge of Claims and Termination of Interests; Related Injunction ...... 16
  Discharge Injunction ...................................................... 16
  Preservation of Rights of Action Held by the Debtors or
    Reorganized Ranch *1 .................................................... 17
  Releases and Related Injunction ........................................... 18
  Vesting of Property in the Debtors ........................................ 18

DISTRIBUTIONS UNDER THE PLAN ................................................ 18
  General ................................................................... 18
  Manner of Payments Under the Plan ......................................... 18
  Payment Dates ............................................................. 18
  Disbursing Agent .......................................................... 19
  Fractional Cents .......................................................... 19
  Non-Negotiated Checks ..................................................... 19
  Unclaimed Distributions ................................................... 19
  No Cash Payments of $10.00 or Less on Account of Allowed Claims ........... 19
  Disputed Payments or Distributions ........................................ 19
  Procedures for Resolving Disputed Claims .................................. 20

VOTING AND CONFIRMATION OF THE PLAN ......................................... 20
  General ................................................................... 20
  Voting Procedures and Requirements ........................................ 21
  Confirmation Hearing ...................................................... 21
  Confirmation .............................................................. 22
  Acceptance or Cramdown .................................................... 22
  Best Interests Test; Liquidation Analysis ................................. 23
  Feasibility ............................................................... 24
  Compliance with Applicable Provisions of the Bankruptcy Code .............. 24

RECOMMENDATION AND CONCLUSION ............................................... 25

                                  INTRODUCTION

     The Debtors are seeking approval of the Plan, a copy of which is attached hereto as EXHIBIT A. This Disclosure Statement is submitted by the Debtors in connection with the solicitation of acceptances of the Plan.

     The confirmation of a plan of reorganization, which is the vehicle for satisfying the rights of holders of claims against and equity interests in a debtor, is the overriding goal of a chapter 11 case. The primary objectives of the Plan are to: (a) alter the Debtors debt and capital structures to permit them to emerge from their Chapter 11 Cases with viable capital structures; (b) maximize the value of the ultimate recoveries to all creditor groups on a fair and equitable basis; and (c) settle, compromise or otherwise dispose of certain claims and interests on terms that the Debtors believe to be fair and reasonable and in the best interests of their respective Estates, creditors and equity security interest holders. The Plan provides for, among other things: (a) transactions that will result in the ultimate consolidated company being Reorganized Ranch *1, the stock of which will be owned by R1 Franchise; (b) the cancellation of stock in the Debtors; (c) the cancellation of certain other indebtedness in exchange for cash, notes and common stock in Reorganized Ranch *1 and other entities; (d) the satisfaction of Administrative Claims; (e) the assumption, assumption and assignment or rejection of Executory Contracts and Unexpired Leases to which any Debtor is a party; and (f) the selection of the board of directors of Reorganized Ranch *1.

     By an order of the Bankruptcy Court dated February 8, 2002, this Disclosure Statement has been approved as containing "adequate information" for creditors and equity security interest holders of the Debtors in accordance with Section 1125 of the Bankruptcy Code. The Bankruptcy Code defines "adequate information" as "information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and the history of the debtor and the condition of the debtor's books and records, that would enable a hypothetical reasonable investor typical of holders of claims or interests of the relevant class to make an informed judgment about the plan. . . ." 11 U.S.C. ss. 1125(a)(1).

     THE DEBTORS' BOARD OF DIRECTORS AND THE COMMITTEE (THE STATUTORY REPRESENTATIVE OF UNSECURED CREDITORS) BELIEVE THAT THE PLAN IS IN THE BEST INTERESTS OF CREDITORS. ALL CREDITORS ENTITLED TO VOTE ARE URGED TO VOTE IN FAVOR OF THE PLAN BY NO LATER THAN 4:00 P.M., EASTERN TIME, ON THE VOTING DEADLINE.

     The requirements for Confirmation, including the vote of creditors to accept the Plan and certain of the statutory findings that must be made by the Bankruptcy Court, are set forth in "Voting and Confirmation of the Plan." Confirmation of the Plan and the occurrence of the Effective Date are subject to a number of significant conditions, which are summarized in "Overview of the Plan -- Conditions to Confirmation and the Effective Date of the Plan." There is no assurance that these conditions will be satisfied or waived.

                            OVERVIEW OF THE DEBTORS

     The Debtors own, operate, franchise and license upscale quick-service restaurants that specialize in fresh-grilled skinless, boneless chicken breast sandwiches, which are advertised as "The Best Grilled Chicken Sandwich on Earth," Famous Ranch *1 Fries and a variety of freshly-prepared healthy menu selections. In July 2000, the Debtors were selected by RESTAURANTS AND INSTITUTIONS, an industry publication, as one of the top 400 U.S. restaurant concepts of the year and were awarded "Best Fast Food of New York" by NEW YORK MAGAZINE in April 1996. The Debtors were originally founded in 1989 and the first Ranch *1 restaurant, a 1,000 square foot restaurant on Broadway in Manhattan next to the Ed Sullivan Theater, was opened in 1990. Due to the success of the first restaurant, a second restaurant was opened and the Debtors began franchising their operations in 1994, growing to ten (10) system-wide restaurants by 1996. The Debtors are privately owned and operated.

     In November 1996, George Naddaff founder of Boston Chicken, and other key investors purchased the Ranch *1 business from its former owners. Ranch *1 has continued its dedication to providing high quality food in an upscale quick-service environment. As of the Petition Date, there are fifty-one (51) Ranch *1 restaurants located in twelve (12) States, the District of Columbia and Taiwan. The Debtors own and operate, as of the Petition Date, four (4)
restaurants, and their franchisees and licensees operate forty-seven (47) restaurants. All of the Debtors' company owned stores are currently located in the borough of Manhattan in New York City. The Debtors' franchise restaurants are located in New York, New Jersey, Maryland, Arizona, the District of Columbia, Virginia, North Carolina, Missouri, Pennsylvania, Texas, Tennessee, Colorado and Indiana. The Debtors and Reorganized Ranch *1 plan to open additional restaurants, including both domestic and international franchise operations.

            CERTAIN EVENTS PRECEDING THE DEBTORS' CHAPTER 11 FILINGS

     Prior to the Petition Date, the Debtors launched aggressive franchising efforts intent on opening 1,000 franchises domestically and internationally. The Debtors attempted to raise funds by the private sale of equity, in order to expand the business. Due to adverse market conditions, the Debtors were unable to go forward with their equity offerings. Shortly thereafter, one of the Debtors' officers (who is no longer an officer of the Debtors) was charged with criminal allegations completely unrelated to the Debtors' business plans. Although Ranch *1 was not implicated by the indictments in any wrongdoing, the charges brought adverse notoriety to the company. The negative publicity caused by the criminal allegations and continuing liquidity problems made it difficult for the Debtors to meet their day-to-day cash operating needs. As a result, the Debtors determined to seek relief under Chapter 11 of the Bankruptcy Code in order to maintain stable day-to-day operations by improving the Debtors' liquidity by availing themselves of the financing provisions of the Bankruptcy Code while they pursue their long term strategic objectives.

                              OVERVIEW OF THE PLAN

          INTRODUCTION

     The following is a brief overview of certain material provisions of the Plan. This overview is qualified in its entirety by reference to the provisions of the Plan, a copy of which is attached hereto as EXHIBIT A, and the exhibits thereto, as amended from time to time. For a description of certain other significant terms and provisions of the Plan, see "General Information Concerning the Plan" and "Distributions Under the Plan."

     SUBSTANTIVE CONSOLIDATION OF DEBTORS AND CANCELLATION OF INTERCOMPANY
     CLAIMS

     On the Effective Date, the Chapter 11 Cases and the Debtors and their Estates shall only be substantively consolidated for all purposes of the Plan and shall not be deemed to alter, amend or destroy the Debtors as separate entities for any other purpose. The assets and liabilities of the Debtors shall be pooled and all Allowed Claims shall be satisfied from the assets of a single consolidated Estate. Any Claims against one or more of the Debtors based on a guaranty, indemnity, co-signature, surety or otherwise, of Claims against another Debtor(s) shall be treated as a single Claim against the consolidated Estate of the Debtors, and shall be entitled to distribution under the Plan only with respect to such single Claim. The Court shall consider the Debtors' application for substantive consolidation at the Confirmation Hearing and any objections to substantive consolidation shall be served and filed as is required for objections to the Confirmation of the Plan.

     On the Effective Date, all intercompany Claims that exist or may exist by and amongst the Debtors shall be extinguished, discharged and forgiven.

     SUMMARY OF CLASSES AND TREATMENT OF CLAIMS AND INTERESTS

     The classification of Allowed Claims, the estimated aggregate amount of Allowed Claims in each Class, the amount and nature of distributions to holders of Allowed Claims in each Class are summarized in the table below. In accordance with Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims. Priority Claims and Tax Claims have not been classified. For a discussion of certain additional matters related to Administrative Claims, Priority Claims and Tax Claims, see "Information Regarding Assertion and Treatment of Administrative Claims, Priority Claims and Tax Claims."

     The information set forth in the table below with respect to each Class of Claims is presented on a combined basis for all of the Debtors in that Class to which such information is applicable. The estimated aggregate amounts of Allowed Claims are based on the Debtors' estimates of the aggregate amounts of such Allowed Claims that the Debtors believe will be asserted upon resolution of all such Claims that the Debtors believe will be Disputed Claims. Certain of these Disputed Claims are likely to be material, and the total amount of all such Claims, including Disputed Claims, may be materially in excess of the total amount of Allowed Claims assumed in the development of the Plan and reflected in the table below.

     THE AMOUNTS SHOWN IN THE TABLE BELOW AS "ESTIMATED AGGREGATE ALLOWED CLAIM AMOUNTS" ARE BASED UPON THE DEBTORS' REVIEW OF CLAIMS FILED PRIOR TO THE BAR DATE AND THE DEBTORS' BOOKS AND RECORDS AND MAY BE SUBSTANTIALLY REVISED IN THE COURSE OF THE ONGOING CLAIMS RECONCILIATION PROCESS. SEE "OPERATIONS DURING THE REORGANIZATION CASES - CLAIMS PROCESS AND BAR DATES." FURTHER, THE AMOUNT OF ANY DISPUTED CLAIM THAT ULTIMATELY IS ALLOWED BY THE BANKRUPTCY COURT MAY BE
SIGNIFICANTLY MORE OR LESS THAN THE ESTIMATED AMOUNT OF SUCH CLAIM. AS A CONSEQUENCE, THE ACTUAL ULTIMATE AGGREGATE AMOUNT OF ALLOWED CLAIMS MAY DIFFER SIGNIFICANTLY FROM THE ESTIMATE SET FORTH BELOW. ACCORDINGLY, THE AMOUNT OF THE PRO RATA DISTRIBUTION THAT ULTIMATELY WILL BE RECEIVED BY A HOLDER OF AN ALLOWED CLAIM MAY BE ADVERSELY OR FAVORABLY AFFECTED BY THE AGGREGATE AMOUNT OF CLAIMS ULTIMATELY ALLOWED IN SUCH CLASS. SEE "RISK FACTORS - DISPUTED CLAIMS MAY ADVERSELY AFFECT DISTRIBUTION AMOUNTS." DISTRIBUTIONS TO HOLDERS OF ALLOWED CLAIMS IN EACH CLASS WILL BE MADE ON AN INCREMENTAL BASIS UNTIL ALL DISPUTED CLAIMS IN SUCH CLASS HAVE BEEN RESOLVED. SEE "DISTRIBUTIONS UNDER THE PLAN -- TIMING AND CALCULATION OF "AMOUNTS TO BE DISTRIBUTED" AND "DISTRIBUTIONS UNDER THE PLAN -- DISPUTED CLAIMS; RESERVES AND ESTIMATIONS."

DESCRIPTION AND AMOUNT
OF CLAIMS OR INTERESTS                                 TREATMENT
----------------------                                 ---------
Class 1 (Allowed Secured Claim of R1    Unimpaired.    In   exchange   for   the
Franchise):                             financial       accommodations      more
                                        particularly set forth herein and in the
                                        Plan,  R1  Franchise  shall be acquiring
                                        and shall be issued one hundred  percent
Estimated Aggregate Allowed             (100%)  of the  stock  (equity  security
Class 1 Claim:                          interests)  in  Reorganized   Ranch  *1.
                                        Specifically, in exchange for making and
                                        funding:     (i)    the    Net    Equity
                                        Contribution,     and    (ii)    causing
$1,200,000.00                           Reorganized  Ranch  *1  to  execute  and
                                        deliver the Class 2 Note and the Insider
                                        Note, R1 Franchise shall receive one hundred percent (100%) of all Equity
                                        Security  Interests in Reorganized Ranch
                                        *1.

Class 2 (Allowed Non-Insider            Impaired.  Within thirty (30) days after
Unsecured Claims):                      the  Effective  Date,  each holder of an
                                        Allowed   Non-Insider   Unsecured  Claim
                                        (Class 2 Claims)  shall  receive its PRO
                                        RATA   distribution   the   Net   Equity
                                        Contribution.     The     Net     Equity
Estimated Allowed Class 2 Claims:(2)    Contribution is calculated as the sum of
$5,500,000.00 to $6,500,000.00          the  Equity   Contribution  paid  by  R1
                                        Franchise   ($2,750,000.00),   less  the
                                        Professional Reserve ($125,000.00), less
                                        the   Allowed   Administrative   Claims,
                                        discussed  hereinafter.   Within  thirty
                                        (30) days after the Effective  Date, the
                                        Committee shall receive the Class 2 Note
                                        for  the   benefit  of  the  holders  of
                                        Allowed Non-Insider Unsecured Claims.(3)

                                        Estimated Distribution  Percentage:  55%
                                        to 65%

----------
(2) The Estimated Allowed Class 2 and Class 3 Claims are based upon the Debtors' review of Claims filed prior to the Bar Date and the Debtors' books and records and may be substantially revised in the course of the ongoing claims reconciliation process. See "Operations During the Reorganization Cases - Claims Process and Bar Dates."
(3) The Class 2 Note shall be in the principal sum of $2,250,000.00, together with interest at seven percent (7%) per annum, compounded and payable semi-annually with the first payment (of nine equal payments) commencing twelve (12) months after the Effective Date. The Class 2 Note shall be secured by a first priority lien in the amount then outstanding under the Class 2 Note on all royalties to be paid by Ranch *1 franchises existing as of the Confirmation Date, until such time as the Class 2 Note is paid in full.

DESCRIPTION AND AMOUNT
OF CLAIMS OR INTERESTS                                 TREATMENT
----------------------                                 ---------
Class 3 (Allowed Insider Unsecured      Impaired.  Within thirty (30) days after
Claims):(4)                             the Effective  Date,  (x) each holder of
                                        an  Allowed  Class 3  Insider  Unsecured
                                        Claim  that  is an  Accredited  Investor
                                        shall  receive its pro rata share (based
Estimated Aggregate Class 3             on the aggregate amount of Allowed Class
Allowed Claims:                         3  Claims)  of:  (A)  143,750  shares of
                                        common stock of Kahala Corp. (KAHA) (the
                                        "Kahala  Stock");  plus (B) the proceeds
                                        of  the  Insider  Note,(5) and (y)  each
$2,300,000.00                           holder  of an  Allowed  Class 3  Insider
                                        Unsecured   Claim   that   is   not   an
                                        Accredited  Investor  shall  receive (A)
                                        its  pro  rata   share   (based  on  the
                                        aggregate  amount  of  Allowed  Class  3
                                        Claims) of the  proceeds  of the Insider
                                        Note and (B) its pro rata  share  (based
                                        on the aggregate amount of Allowed Class
                                        3 Claims  held by  holders  that are not
                                        Accredited Investors) of the proceeds of
                                        the   Additional   Insider  Note.(6) The
                                        portion  of  143,750  shares  of  Kahala
                                        Stock in excess of the  amount of shares
                                        distributed  to holders of Allowed Class
                                        3  Insider  Unsecured  Claims  that  are
                                        Accredited   Investors   shall   not  be
                                        distributed under the Plan.

                                        Estimated Distribution Percentage: 31.1%

Class 4 (Allowed Equity Security        Impaired.   Class  4  consists   of  all
Interests)                              holders of pre-petition  Equity Security
                                        Interest in the Debtors,  whose  present
                                        stock (equity security) interests in the
                                        Debtors   shall  be   cancelled  on  the
                                        Effective Date and they will not receive a distribution, and are deemed to have rejected the Plan.

                                        Estimated Distribution Percentage: 0%

----------
(4) As Insiders (as such term is defined under Section 101(31) of the Bankruptcy Code) of the Debtors, holders of Class 3 Allowed Insider Unsecured Claims (i) made loans to the Debtors when they were in a position to know of the Debtors' financial condition and the risks involved with the making of such loans and (ii) were in a unique position to influence the ongoing financial and business operations of the Debtors. Therefore, the Debtors believe that there is a reasonable basis for the classification of Allowed Insider Unsecured Claimants separately from those of Allowed Non-Insider Unsecured Claimants without the same knowledge or influence, and that such classification is not unfairly discriminatory.
(5) The Insider Note shall be in the principal amount of $575,000.00, together with interest at seven percent (7%) per annum, amortized over seven (7) years, compounded semi-annually, with the first payment (of thirteen equal payments) commencing twelve (12) months after the Effective Date.
(6) The Additional Insider Note shall be in the principal amount of the Additional Insider Amount, without interest, with the first payment (of thirteen equal payments) commencing twelve (12) months after the Effective Date.

     INFORMATION REGARDING ASSERTION AND TREATMENT OF ADMINISTRATIVE CLAIMS, PRIORITY CLAIMS AND TAX CLAIMS.

          ADMINISTRATIVE CLAIMS

     Except as otherwise provided in Article XI of the Plan, the Debtors anticipate that all Allowed Administrative Claims will have been paid in full by the Debtors on or before the Effective Date of the Plan in cash or on such other terms as may be agreed upon by a holder of an Allowed Administrative Claims and the Debtors and/or Reorganized Ranch *1. All fees payable and reports required to be filed pursuant to 28 U.S.C. ss.1930 will be paid and filed by Reorganized Ranch *1 in accordance therewith until the closing of the Debtors' cases pursuant to Section 350(a) of the Bankruptcy Code.

     Administrative Claims include claims for any cost or expense of administration of the Chapter 11 Cases allowed under Section 503(b) of the Bankruptcy Code, including, without limitation, (i) any actual and necessary costs and expenses of preserving the Debtors' Estates and operating the Debtors' business, including, without limitation, all Cure Amount Claims (whether or not payable on the Effective Date); (ii) all allowances of compensation for legal or other professional services or reimbursement of costs and expenses to the extent allowed by the Court under Sections 330, 331, 503 or 506(c) of the Bankruptcy Code or otherwise allowed by the Court; (iii) all outstanding and unpaid principal, interest, costs and other charges due R1 Franchise under the DIP Financing Facility; and (iv) all fees and charges assessed against the Debtors' estates under Chapter 123 of title 28 of the United States Code, 28 U.S.C. ss.ss.1911 through 1930. The aggregate Allowed Administrative Claims are anticipated to be approximately $1,400,00.00 as of the Effective Date (inclusive of R1 Franchise's Allowed Claim).

     Except as otherwise provided in Article XI of the Plan, all Claims for Priority or Administrative Claims (excluding Claims by Professionals) must be filed with the Bankruptcy Court and served on counsel for the Debtors and all interested parties on or before the Confirmation Date or be forever barred from asserting such Administrative Claim against the Debtors, Reorganized Ranch *1 or their respective property and such Administrative Claims shall be deemed discharged as of the Effective Date, except as otherwise provided herein or so ordered by the Bankruptcy Court; PROVIDED, HOWEVER, that Professionals or other entities asserting a Fee Claim for services rendered before the Effective Date must file and serve on Reorganized Ranch *1 and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order, the Fee Order or other order of the Bankruptcy Court, an application for final allowance of such Fee Claim, no later than ten (10) days after the Effective Date; PROVIDED, HOWEVER, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order MAY continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court review or approval, pursuant to the Ordinary Course Professional Order. Objections to any Fee Claim must be filed and served on Reorganized Ranch *1 and the requesting party within twenty (20) days after the Effective Date, with a hearing to be held by the Bankruptcy Court on such Fee Claim within thirty (30) days after the Effective Date, or as now thereafter as the Bankruptcy Court schedules such a hearing. To the extent necessary, the Confirmation Order will amend and supersede any previously entered order of the Bankruptcy Court, including the Fee Order, regarding the payment of Fee Claims.

     The Debtors' Professionals and the Committee's Professionals shall submit their bills for fees and reimbursement of expenses incurred after the Effective Date directly to Reorganized Ranch *1 and shall not be required to apply to the Court for approval, which post-Effective Date payments to the Professionals shall be paid by Reorganized Ranch *1 within fifteen (15) days of the submission of such bills from the Professional Reserve; PROVIDED, HOWEVER, that (1) to the extent the Professional Reserve is insufficient to pay all of the Debtors' Professionals post-Effective Date payments, such deficiency shall be the obligation of and shall be timely paid by Reorganized Ranch *1, provided that such services relating to the fees and reimbursement of expenses in excess of the the Professional Reserve were authorized in writing by Reorganized Ranch *1 or were incurred as a result of a default under the Plan; (2) all fees and expenses incurred by the Debtors' Professionals (to the extent authorized, in writing, by Reorganized Ranch *1) with respect to post-Effective Date services performed in connection with preference actions, fraudulent conveyance actions or other courses of action under Sections 544, 547, 548, 549 and 550 of the Bankruptcy Code shall be paid directly by Reorganized Ranch *1 within fifteen
(15) days of the submission of bills for such services, and not from the Professional Reserve; and (3) the Committee's Professionals' fees for post-Effective Date services paid from the Professional Reserve shall not exceed the amount of $20,000.00.

          TAX CLAIMS

     Allowed Tax Claims will be paid in full, in cash: (a) in the manner and to the extent permitted by Section 1129(a)(9)(c) of the Bankruptcy Code, which Allowed Tax Claims may be paid by Reorganized Ranch *1 over a period not exceeding six (6) years after the date of assessment of such Allowed Tax Claims; or (b) upon such terms and conditions as may be agreed upon by and between the Debtors and/or Reorganized Ranch *1 and any holder of an Allowed Tax Claim.

          PRIORITY CLAIMS

     Allowed Priority Claims will be paid (a) in full, in cash, upon the Effective Date; or (b) upon such terms and conditions as may be agreed upon by and between the Debtors and/or Reorganized Ranch *1 and any holder of an Allowed Priority Claim.

     CONDITIONS TO CONFIRMATION, THE EFFECTIVE DATE AND CONSUMMATION OF THE PLAN

     The funds needed to pay the holders of Allowed Claims shall be generated from Reorganized Ranch *1's business operations and the Equity Contribution made by R1 Franchise. There are several conditions precedent to Confirmation and the occurrence of the Effective Date.

     The conditions to the consummation of the Plan are that (i) the Confirmation Order is a Final Order, unless such condition is waived by the Debtors with the consent of R1 Franchise, and (ii) all of the requirements and conditions to the funding obligations of R1 Franchise pursuant to the Plan shall have been satisfied or waived by R1 Franchise, in its sole discretion.

     Moreover, the Effective Date will not occur and the Plan will not be consummated unless and until each of the following conditions has been satisfied or duly waived pursuant to Article XII of the Plan:

     (a) unless otherwise terminated pursuant to Section 12.03(c) of the Plan, and conditioned upon the Confirmation Order becoming a Final Order, on the Effective Date, R1 Franchise shall make an equity contribution to Reorganized Ranch *1 of at least the amount of the Equity Contribution, shall cause R1 Franchise to deliver the Kahala Stock pursuant to Section 6.02 of the Plan, and shall cause Reorganized Ranch *1 to execute and deliver the Class 2 Note, the Insider Note, and the Additional Insider Note pursuant to Sections 6.01 and 6.02 of the Plan, respectively;

     (b) R1 Franchise shall have received 100% of the direct and indirect equity security interests of Reorganized Ranch *1;

     (c)  Prior to the Effective Date, R1 Franchise's obligations under the Plan
          shall   terminate   (unless  R1  Franchise   waives  in  writing  such
          termination):

          (i) automatically and immediately upon (1) the conversion of any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code; (2) the appointment of a trustee for any of the Debtors under Chapter 7 or Chapter 11 of the Bankruptcy Code; (3) the appointment in any of the Chapter 11 Cases of an examiner with powers other than those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code; (4) entry of an order authorizing the sale of the Debtors' assets under Section 363 of the Bankruptcy Code; or (5) the withdrawal of the Plan by the Debtor.

          (ii) by mutual written consent of R1 Franchise, the Debtors and the Committee;

          (iii) at the option of R1 Franchise in the event that, due to no fault of R1 Franchise, (a) the Plan is not filed on or before November 19, 2001; (b) the Plan is not confirmed by March 1, 2002; or (c) the Plan is not consummated by April 15, 2002;

          (iv) at the option of R1 Franchise, in the event there is a material adverse change (as determined in good faith by R1 Franchise) in the business, financial condition, operations, or prospects of the Debtors' business or in the Debtors' relationships with their franchisees, customers, suppliers, employees and others having business relationships with the Debtors;

          (v) at the option of R1 Franchise and/or the Committee, in the event the aggregate amount of Allowed Administrative Claims shall exceed $2,750,000;

          (vi) at the option of R1 Franchise, in the event that aggregate amount of Allowed Priority Claims, Allowed Tax Claims and Allowed Secured Claims shall exceed $700,000;

          (vii) at the option of R1 Franchise, in the event that the Plan is amended or modified without R1 Franchise's written consent; or

          (viii) at the option of R1 Franchise, in the event that either the Debtors or the Committee withdraws as a proponent of the Plan, or either the Debtors or the Committee do not actively support Confirmation of the Plan.

     In addition to the foregoing conditions, there are a number of substantial confirmation requirements under the Bankruptcy Code that must be satisfied for the Plan to be confirmed. See "Voting and Confirmation of the Plan -- Confirmation."

     Following the Effective Date and the distribution of the Net Equity Contribution, the Class 2 Notes, the Insider Notes and the Additional Insider Notes in accordance with the Plan, Reorganized Ranch*1 may move to close the Chapter 11 Cases in accordance with section 350 of the Bankruptcy Code notwithstanding the fact that the notes have not been paid in full.

     MODIFICATION OR REVOCATION OF THE PLAN

     The Debtors have the sole and exclusive right, in accordance with the Bankruptcy Code, to amend, modify or withdraw the Plan prior to Confirmation, with the written consent of R1 Franchise and the Committee. After Confirmation, the Debtors and/or Reorganized Ranch *1 may, upon Order from the Bankruptcy Court, in accordance with Section 1127(b) of the Bankruptcy Code, remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose of the Plan. If the Debtors revoke or withdraw the Plan as to any or all of the Debtors, or if Confirmation as to any or all of the Debtors does not occur, then, with respect to such Debtors, the Plan will be null and void in all respects, and nothing contained in the Plan will: (a) constitute a waiver or release of any claims by or against, or any interests in, such Debtors, or (b) prejudice in any manner the rights of any Debtors or any other party.

                   OPERATIONS DURING THE REORGANIZATION CASES

     FIRST DAY RELIEF

     On the Petition Date, the Debtors Filed a number of motions (the "First Day Motions"). The First Day Motions were designed to meet the Debtors' goals of:
(a) continuing their operations in chapter 11 with as little disruption and loss of productivity as possible; (b) maintaining the confidence and support of the Debtors' customers, franchisees, employees, vendors, suppliers, contractors and other key groups; (c) maintaining good relations in the communities served by the Debtors' business; and (d) continuing to comply with the state, provincial and territorial regulations that govern the Debtors' business.

     The First Day Motions included: (a) motions relating to case administration; (b) motions relating to the Debtors' retention of counsel and other professionals; and (c) a motion relating to the continued use of the Debtors' existing cash management system, bank accounts, business forms and investment and deposit guidelines. All of the Debtors' First Day Motions were ultimately granted.

     JOINT ADMINISTRATION OF DEBTOR'S CASES

     In light of the interrelationships among the Debtors, it was determined that the joint administration of the Debtors' Chapter 11 Cases, pursuant to Bankruptcy Rule 1015, would serve the best interests of the Debtors' Estates and creditors generally. In particular, the joint administration of the Debtors' Chapter 11 Cases avoided unnecessary costs and delays by eliminating duplicate filings with the Court, thereby facilitating the efficient and economic administration of the Debtors' Estates. Furthermore, the joint handling of the administrative matters attendant to these interrelated Estates aided in expediting the prosecution of the Chapter 11 Cases and rendered the reorganization process less costly and onerous.

     DEBTOR-IN-POSSESSION FINANCING

     In connection with their preparations for the filing of the Chapter 11 Cases, the Debtors determined that they would need to obtain debtor-in-possession financing to ensure sufficient liquidity to meet their ongoing operating needs. On the Petition Date, the Debtors filed a motion for entry of interim and final orders authorizing debtor-in-possession secured financing from RI Franchise, an affiliate of Kahala Corporation ("Kahala"), in an aggregate amount of $2.5 million (such request was later reduced to $2 million) in accordance with the terms of such orders and a certain Debtor-in-Possession Loan and Security Agreement between the Debtors and R1 Franchise. Kahala is the sole member of R1 Franchise. On July 31, 2001, the Bankruptcy Court entered a final Order approving such financing (the "DIP Financing Facility"). The DIP Financing Facility is secured by a perfected first priority security interest in substantially all of the assets of Debtors. Subject to carveouts for fees and expenses of estate professionals and fees payable to the U.S. Trustee under 28 U.S.C. ss. 1930, the obligations of the Debtors under the DIP Financing Facility constitute allowed superpriority administrative expense claims under Section 364(c)(1) of the Bankruptcy Code.

     APPOINTMENT OF CREDITORS' COMMITTEE

     On July 11, 2001, the Office of the United States Trustee appointed the following unsecured creditors to the Committee pursuant to Section 1102 of the Bankruptcy Code:

     COMMITTEE MEMBERS:
     -----------------
     FBE Limited                              Darren Yelin
     111 Broadway                             9 Balmoral Drive
     New York, New York 10022                 New City, New York 10956

     W.H. Silver's Hardware                   Joseph Daprile
     c/o Paritz & Co.                         125-10 Queens Boulevard, Suite 315
     15 Warren Street                         Kew Gardens, New York 11415
     Hackensack, New Jersey 07601

     Restaurant Auction Outlet, Inc.          Franchise Realty
     c/o Jacob Azoulay, Esq.                  143 E. Main Street
     113-25 Queens Boulevard, Suite 702       Smithtown, New York 11787
     Forest Hills, New York 11375

     Paper Plus, Inc.
     600 Federal Boulevard
     Carteret, New Jersey

     COMMITTEE COUNSEL:                       COMMITTEE ACCOUNTANTS:
     -----------------                        ---------------------
     Silverman, Perlstein & Acampora, LLP     Paritz & Company, P.A.
     100 Jericho Quadrangle                   15 Warren Street, Suite 25
     Jericho, New York 11530                  Hackensack, New Jersey 07601
     Tel. No: (546) 479-6300                  Tel. No.: (201) 342-7753

     CLAIMS PROCESS AND BAR DATES

     The Debtors have previously filed their Schedules of Assets and Liabilities and Schedules of Executory Contracts and Unexpired Leases with the Bankruptcy Court, identifying the assets and liabilities of their respective Estates. In addition, pursuant to an order dated October 17, 2001 (the "Bar Date Order"), a general Bar Date of November 26, 2001 at 5:00 p.m., Eastern Time (the "General Bar Date") was established for all Claims in the Debtors' Cases, other than Claims arising out of the rejection of Executory Contracts and Unexpired Leases ("Rejection Damage Claims") approved after the entry of the Bar Date Order and certain other Claims.

     Each Entity who has a claim against the Debtors by virtue of the Debtors' rejection of its Executory Contract or Unexpired Lease is required to file a proof of claim with the Clerk of the Court and serve a copy of same upon the Debtors and Debtors' counsel within thirty (30) days following service upon such Entity of notice of entry of the Confirmation Order or order authorizing such rejection, whichever date is earlier. If such Claim is not filed within the specified time, it shall be forever barred from assertion against the Debtors, Reorganized Ranch *1 or their assets and property. A Rejection Damage Claim shall be treated as a Disputed Class 2 Claim until the period of time has elapsed within which the Debtors may file an objection to such Claim.

     The Debtors are presently in the process of analyzing the various claims filed against the Debtors' estates and shall file the appropriate objection to Disputed Claims in accordance with Sections 14.01 and 1402 of the Plan. See "Distributions Under the Plan--Procedures for Resolving Disputed Claims."

     EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     Since the Petition Date, the Debtors have devoted significant time and effort to the process of reviewing each of their Executory Contracts and Unexpired Leases. The Debtors' review of their Executory Contracts and Unexpired Leases is a particularly difficult task in these cases because of the number of Debtors, the number of locations at which they operate, and other industry factors.

     The prepetition Executory Contracts and Unexpired Leases to which one or more of the Debtors were parties include numerous prepetition unexpired leases of nonresidential real property. As debtors in possession, the Debtors have the right under Section 365 of the Bankruptcy Code, subject to the approval of the Bankruptcy Court, to assume or reject Executory Contracts and Unexpired Leases, including real property leases. Section 365 of the Bankruptcy Code provides generally that a debtor is given until sixty (60) days after the date of commencement of its bankruptcy case to decide whether to assume, assume and assign or reject an unexpired lease of nonresidential real property. This period may be extended for "cause."

     By orders of the Bankruptcy Court dated August 29, 2001 and October 5, 2001, the Debtors obtained an extension of the period within which to assume or reject nonresidential real property leases through and including January 3, 2002, except for certain leases which were deemed rejected by the Debtors as of the Petition Date pursuant to the Court's Order entered on October 5, 2001. From time to time during the pendency of the Debtors' Cases, the Debtors, in the exercise of their business judgment, may seek and obtain authority from the Bankruptcy Court to reject individual or small groups of unexpired leases of nonresidential real property in instances where continued performance under the leases would not be in the interests of the Debtors' respective estates and creditors.

     Except as otherwise provided for under the Plan, any Executory Contract or Unexpired Lease of the Debtors not expressly rejected by the Debtors, or which is not the subject of a pending application to reject on the Confirmation Date, shall be deemed assumed on the Effective Date. The Cure Amount Claims associated with each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan will be satisfied, pursuant to Section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor assuming such contract or lease or the assignee of such Debtor, if any, (1) by payment of the Cure Amount Claim in cash within ninety
(90) days after the Effective Date; (2) after the Effective Date, as soon as practicable after entry of an applicable order providing for the assumption or assumption and assignment of the Executory Contract or Unexpired Lease; or (3) on such other terms as are agreed to by the parties to such Executory Contract or Unexpired Lease. If there is a dispute regarding (1) the amount of any Cure Amount Claim; (2) the ability of Reorganized Ranch *1 or any assignee to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (3) any other matter pertaining to assumption or assumption and assignment of such contract or lease, the payment of any Cure Amount Claim required by Section 365(b)(1) of the Bankruptcy Code will be made following the entry of a final order resolving the dispute and approving the assumption.

     EXCLUSIVITY

     Under Section 1121 of the Bankruptcy Code, a debtor has the exclusive right to (a) file a plan of reorganization during the first 120 days of its chapter 11 case and (b) solicit acceptances of such a plan during the first 180 days of the case. These periods (the "Exclusive Periods") may be extended for "cause." In October 2001, the Debtors filed a motion (the "Exclusivity Motion") seeking extensions of the Exclusive Periods through December 30, 2001 and February 28, 2002, respectively. The Creditors Committee supported the Exclusivity Motion, which was approved by the Court on November 13, 2001.

     RECOVERY ACTIONS

          INTRODUCTION

     A number of transactions occurred prior to the Petition Date that the Debtors believe may have given rise to claims (collectively, "Recovery Actions"), including preference actions, fraudulent conveyance actions, rights of setoff and other claims or causes of action that the Debtors may pursue under Sections 510, 544, 547, 548, 549, 550 and 553 of the Bankruptcy Code and other applicable bankruptcy or non-bankruptcy law.

          PREFERENCE CLAIMS

     Under Sections 547 and 550 of the Bankruptcy Code, a debtor may seek to avoid and recover certain prepetition payments and other transfers made by the debtor to or for the benefit of a creditor in respect of an antecedent debt, if such transfer (a) was made when the debtor was insolvent and (b) enabled the creditor to receive more than it would receive in a hypothetical liquidation of the debtor in a chapter 7 where the transfer had not been made. Transfers made to a creditor that was not an "insider" of the debtor are subject to these provisions generally only if the payment was made within ninety (90) days prior to the debtor's filing of a petition under chapter 11. Under Section 547, certain defenses, in addition to the solvency of the debtor at the time of the transfer and the lack of preferential effect of the transfer, are available to a creditor from which a preference recovery is sought. Among other defenses, a debtor may not recover a payment to the extent such creditor subsequently gave new value to the debtor on account of which the debtor did not, among other things, make an otherwise unavoidable transfer to or for the benefit of the creditor. A debtor may not recover a payment to the extent such payment was part of a substantially contemporaneous exchange between the debtor and the creditor for new value given to the debtor. Further, a debtor may not recover a payment if such payment was made, and the related obligation was incurred, in the ordinary course of business of both the debtor and the creditor. The debtor has the initial burden of proof in demonstrating the existence of all the elements of a preference, including its insolvency, at the time of the payment. The creditor has the initial burden of proof as to the aforementioned defenses.

          FRAUDULENT CONVEYANCE ACTIONS

     Generally, a conveyance or transfer is fraudulent if: (a) it was made with the actual intent to hinder, delay or defraud a creditor (I.E., an intentional fraudulent conveyance); or (b) (i) reasonably equivalent value was not received by the transferee in exchange for the transfer and (ii) the debtor was insolvent at the time of the transfer, was rendered insolvent as a result of the transfer or was left with insufficient capitalization as a result of the transfer (I.E., a constructive fraudulent conveyance). Two primary sources of fraudulent conveyance law exist in a chapter 11 case.

     The first is Section 548 of the Bankruptcy Code, under which a debtor in possession or bankruptcy trustee may avoid fraudulent transfers that were made or incurred on or within one (1) year before the date that a bankruptcy case is filed.

     The second source is Section 544 of the Bankruptcy Code - the so-called "strong arm provision" - under which the debtor in possession (or creditors with bankruptcy court permission) may look to state law to avoid transfers as
fraudulent.   State  fraudulent   conveyance  laws  generally  have  statues  of
limitations longer than one (1) year and are applicable in a bankruptcy proceeding pursuant to Section 544 of the Bankruptcy Code if the statute of limitations with respect to a transfer has not expired prior to the filing of the bankruptcy case. If such statute of limitation has not expired, the debtor in possession (or creditors with bankruptcy court permission) may bring fraudulent conveyance claims within the time period permitted by Section 546 of the Bankruptcy Code, notwithstanding whether the state limitations period expires prior thereto. Generally, Section 546 of the Bankruptcy Code permits a state fraudulent conveyance action to be brought within the later of (a) two (2) years after the commencement of the bankruptcy proceeding or (b) one (1) year after the appointment or election of a trustee for the debtor if such appointment or election occurs within such two (2) year period.

     The primary sources of applicable state fraudulent conveyance law are state enactments of the Uniform Fraudulent Conveyance Act ("UFCA") and the Uniform Fraudulent Transfer Act ("UFTA"). As of June 2000, enactments of the UFCA were effective in four (4) states, and enactments of the UFTA were effective in thirty-nine (39) states and the District of Columbia. Other states, including certain states whose fraudulent conveyance law could be applicable to fraudulent conveyance claims described below, have enacted neither the UFCA or UFTA, but instead operate under either a derivation of the English Statute of Elizabeth or some other fraudulent conveyance statute. Like Section 548 of the Bankruptcy Code, under both the UFCA and the UFTA a conveyance or transfer is generally fraudulent if: (a) it was made with the actual intent to hinder, delay or defraud a creditor (i.e., an intentional fraudulent conveyance); or (b) (i) reasonably equivalent value was not received by the transferee in exchange for the transfer and (ii) the debtor was insolvent at the time of the transfer, was rendered insolvent as result of the transfer or was left with insufficient capitalization as a result of the transfer (i.e., a constructive fraudulent conveyance).

     AVOIDANCE ACTIONS TO BE COMMENCED BY THE DEBTORS

     Pursuant to Section 546(a) of the Bankruptcy Code, absent the appointment of a trustee in the Debtors' chapter 11 cases, the statute of limitations with respect to the commencement of avoidance or recovery actions under Sections 544, 545, 547, 548 and 553 of the Bankruptcy Code will expire on July 3, 2003, I.E., two (2) years after the Petition Date. The Debtors preliminary believe that the recoveries of such Recovery Actions would be nominal. The Debtors and Reorganized Ranch *1 intend to commence avoidance actions in respect of the payments and other transfers described above, PROVIDED, HOWEVER, that the anticipated recoveries of such actions exceed the anticipated costs of litigation.

     PROJECTED FINANCIAL INFORMATION

          INTRODUCTION

     As a condition to Confirmation of the Plan of reorganization, the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that Confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor. See "Voting and Confirmation of the Plan - Confirmation" and "Voting and Confirmation of the Plan - Feasibility." In connection with the development of the Plan, and for purposes determining whether the Plan satisfies this feasibility standard, the Debtors' management analyzed the ability of Reorganized Ranch *1 to meet their obligation under the Plan with sufficient liquidity and capital resources to conduct their business. In that regard, the Debtors' management developed and prepared certain projections (the "Projections") of the Debtors' operating profit, free cash flow and certain other items from January 21, 2002 through the end of the fiscal year 2007 (the "Projection Period").

     THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH THEIR BUSINESS PLANS, BUDGETS OR STRATEGIES OR MAKE EXTERNAL PROJECTIONS OR FORECASTS OF THEIR ANTICIPATED FINANCIAL POSITIONS OR RESULTS OF OPERATIONS. ACCORDINGLY, THE DEBTORS (INCLUDING REORGANIZED RANCH *1) DO NOT ANTICIPATE THAT THEY WILL, AND DISCLAIM ANY OBLIGATION TO, FURNISH UPDATED BUSINESS PLANS, BUDGETS OR PROJECTIONS TO HOLDERS OF CLAIMS OR INTERESTS PRIOR TO THE EFFECTIVE DATE OR OTHERWISE MAKE SUCH INFORMATION PUBLICLY AVAILABLE.

          PRINCIPAL ASSUMPTIONS FOR THE PROJECTIONS

     The Projections are based on, and assume the successful implementation of, the Plan. The Projections reflect numerous assumptions, including various assumptions regarding the anticipated future performance of Reorganized Ranch *1, industry performance, general business and economic conditions and other matters, most of which are beyond the control of the Debtors or Reorganized Ranch *1. Specific risks and uncertainties that may affect the accuracy of the Projections include, among others, those relating to: (a) the successful consummation of the Plan; (b) the ability of Reorganized Ranch *1 to increase revenues and control costs of operations through the implementation of its present business plan; (c) the ability of Reorganized Ranch *1 to reduce general and administrative expenses through the implementation of the Debtors' business plan; (d) the ability of Reorganized Ranch *1 to generate positive cash flow through the implementation of the Debtors' business plan; (e) the expected enhancements to the ability of Reorganized Ranch *1 to attract and exploit business opportunities; (f) the effect that the new Board of Directors of Reorganized Ranch *1 will have on the implementation of the Debtors' business plan; (g) the ability of Reorganized Ranch *1 to respond to any existing or new competition within their markets; and (h) the effect of any new or amended legislation applicable to the business of Reorganized Ranch *1. THEREFORE,

ALTHOUGH THE PROJECTIONS ARE NECESSARILY PRESENTED WITH NUMERICAL SPECIFICITY, THE ACTUAL RESULTS ACHIEVED DURING THE PROJECTION PERIOD WILL VARY FROM THE PROJECTIONS. THESE VARIATIONS MAY BE MATERIAL. ACCORDINGLY, NO REPRESENTATION CAN BE OR IS BEING MADE WITH RESPECT TO THE ACCURACY OF THE PROJECTIONS OR THE ABILITY OF REORGANIZED RANCH *1 TO ACHIEVE THE PROJECTIONS. See "Risk Factors" for a discussion of certain factors that may affect the future financial performance of Reorganized Ranch *1 and of various risks associated with the Plan.

     Although the Debtors believe that the assumptions underlying the Projections, when considered on an overall basis, are reasonable in light of the current circumstances, no assurance can be or is given that the Projections will be realized. IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE PROJECTIONS. See "Risk Factors".

          PROJECTIONS

     The projected consolidated financial statements of Reorganized Ranch *1 annexed hereto as EXHIBIT B have been prepared based on, INTER ALIA, the assumption that the Effective Date will be January 21, 2002. Although the Debtors presently intend to seek to cause the Effective Date to occur as soon as practicable, there can be no assurance as to when the Effective Date actually will occur.

     MANAGEMENT AND BOARD OF DIRECTORS

          REORGANIZED RANCH *1 BOARD OF DIRECTORS

     The Bylaws of Reorganized Ranch *1 will provide that the business and affairs of Reorganized Ranch *1 will be managed under the direction of Reorganized Ranch *1's Board of Directors. The initial members of Reorganized Ranch *1 Board of Directors may include: (a) George Naddaff (who is presently the Chairman and CEO of Ranch *1); (b) Raymond DioGuardi (who is presently the President and Chief Financial Officer and Secretary of Ranch *1); (c) Kevin Blackwell; and (d) David Guarino. None of the Debtors' current officers or directors are related to or employed by R1 Franchise.

     Certain biographical information relating to each of the individuals is set forth below.

     GEORGE A. NADDAFF,: Mr. Naddaff has been Ranch *1's Chairman of the Board since November 1996 and was Ranch *1's Chief Executive Officer until June 1997. He was reappointed CEO in June 2000. He has been Vice Chairman of Mortgage.com, an internet mortgage Company and Chairman of Corners, Inc., a chain of picture framing superstores, since 1997. In addition, since 1987, Mr. Naddaff has been the President and is the founder of Business Expansion Capital Corporation, a company that provides financial and managerial resources to newly formed ventures. Mr. Naddaff was also the Chairman and Chief Executive Officer of New Boston Chicken, Inc. which he founded in 1988 and sold in 1993. He also established Living and Learning Center Inc. in 1970, and opened a total of 47 facilities before selling them to Kindercare in 1979. Additionally, early in his career, Mr. Naddaff co-founded International Foods, Inc., opening 19 Kentucky Fried Chicken franchised outlets from 1967 to 1970.

     RAYMOND DIOGUARDI, President and Secretary: Mr. DioGuardi has been Ranch *1's Chief Financial Officer and Secretary since January 2000 and President since June 2000. Prior to joining Ranch *1, Mr. DioGuardi served as Chief Financial Officer and Treasurer for Kapson Senior Quarters Corp., a senior assisted living company from January 1998 to July 1999. From October 1995 to December 1998, Mr. DioGuardi was the Senior Vice President of Finance, Chief Financial Officer and Secretary for Dataflex Corporation, a computer value-added reseller and service provider. From 1990 to 1995, Mr. DioGuardi was the Chief Financial Officer, Vice President of Finance and Secretary of Nathan's Famous, Inc., an operator and franchiser of quick-service restaurants. From 1977 to 1989, Mr. DioGuardi held a variety of positions with the international accounting firm of Price Waterholes. Mr. DioGuardi received his B.A. in Business Administration from Rutgers University and is a Certified Public Accountant. He is also a member of the American Institute of Certified Public Accountants, the New Jersey State Society of Certified Public Accountants and the Institute of Management Accountants.

     DAVID GUARINO, Chief Financial Officer: Mr. Guarino has been Vice-President Financial Officer and a director of Kahala Corp. since October 12, 1999. From March 15, 1999 to October 12, 1999, Mr. Guarino was a consultant to Kahala from April 1997 to March 1999, and again from December 1995 to July 1996, Mr. Guarino served as Vice-President-Chief Financial Officer of Surf City. Mr. Guarino was also a director of Surf City from January 1998 to March 1999, and from December 1995 to July 1996. Prior to his employment with Surf City, Mr. Guarino served as Senior Vice-President-Principal Financial Officer of TLV Beatrice International Holdings, Inc. Mr. Guarino graduated form the University of Denver in 1985 with a Masters and a Bachelors of Science degree in accounting.

     KEVIN BLACKWELL, Chairman and Chief Executive Officer: Mr. Blackwell has been President and Director of Kahala Corp. since March 15, 1999. Prior to March 1999, Mr. Blackwell was President and Director of Surf City for more than five years. Mr. Blackwell, and his wife Kathryn, founded the Surf City juice bar concept in 1981. Mr. Blackwell attended Eastern Washington University, where his studies emphasized mathematics and business law.

          REORGANIZED RANCH *1 EXECUTIVE OFFICERS

     The executive officers of Reorganized Ranch *1 following the Effective Date may include each of the individuals identified below:

                            Anticipated Position with      Compensation of
     Name                   Reorganized Ranch *1           Insider of Debtors(7)
     ----                   --------------------           ---------------------
     GEORGE A. NADAFF       Officer                        $175,000

     RAYMOND DIOGUARDI      President and Secretary        $140,000

     KEVIN BLACKWELL        Chairman and Chief             N/A
                            Executive Officer

     DAVID GUARINO          Chief Financial Officer        N/A

     The Debtors believe that the employment of the aforementioned executive officers of Reorganized Ranch *1 is in the best interest of the Debtors' estates.

          REORGANIZED RANCH *1 KEY EMPLOYEES

     Certain of the Debtors' key employees as designated by R1 Franchise may be responsible for the day-to-day management of Reorganized Ranch *1 and may enter into employment agreements with Reorganized Ranch *1.

                                  RISK FACTORS

     The distributions to be made pursuant to the Plan are subject to a number of material risks, including those enumerated below. The risk factors enumerated below assume Confirmation and the consummation of the Plan and the transactions contemplated by the Plan and do not include matters that could prevent

----------
(7) As of the General Bar Date, no claims had been filed against the Debtors' estates by insiders of the Debtors who may become executive officers of Reorganized Ranch *1.

Confirmation. See "Overview of the Plan - Summary of Classes and Treatment of Claims and Interests," "Overview of the Plan - Conditions to Confirmation, the Effective Date and Consummation of the Plan" and "Voting and Confirmation of the Plan" for discussions of such matters. Prior to voting on the Plan, each holder of Claims entitled to vote should carefully consider the risk factors enumerated or referred to below, as well as all of the information contained in this Disclosure Statement, including the exhibits annexed hereto.

     PROJECTIONS ARE INHERENTLY UNCERTAIN

     The fundamental premise of the Plan is the successful implementation of the Debtors' business plan, as reflected in the Projections. The Projections are inherently uncertain and are dependent upon the successful implementation of the business plan and the reliability of the other assumptions contained therein. Projections reflect numerous assumptions, including Confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of Reorganized Ranch *1, industry performance, general business and economic conditions and other matters, most of which are beyond the control of Reorganized Ranch *1 and some of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date of this Disclosure Statement, including unanticipated changes in applicable regulations or U.S. GAAP, may affect the actual financial condition, results of operations and cash flows of Reorganized Ranch *1 in the future.

                     GENERAL INFORMATION CONCERNING THE PLAN

     Confirmation of the Plan and the occurrence of the Effective Date will result in the discharge of certain Claims and interests and the creation of related injunctions with respect thereto. Moreover, upon confirmation and the occurrence of the Effective Date, the Debtors and/or Reorganized Ranch *1 will retain and may enforce certain claims and causes of actions against entities not specifically released pursuant to the Plan. These legal effects of the Plan are set forth in detail in the Plan.

     DISCHARGE OF CLAIMS AND TERMINATION OF INTERESTS; RELATED INJUNCTION

     Except as otherwise provided in the Plan and the treatment of all Claims, the rights afforded in the Plan shall be in exchange for and in complete satisfaction, discharge and release of all Claims or interests of any nature whatsoever, including any interest accrued thereon before, on or after July 3, 2001, against the Debtors or the Debtors-In-Possession or any of their assets or properties, and except as otherwise provided herein. Upon the Effective Date, all such Claims against the Debtors and Debtors-In-Possession shall be satisfied, discharged and released in full; and all Claimants shall be precluded, barred and forever prohibited from asserting against Reorganized Ranch *1 or any of its assets, properties, employees, officers, directors, representatives or professionals, any other or further claim based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date. Further, upon the confirmation of the Plan, the taxing authorities shall be prohibited from pursuing any collection action against the Debtors' officers and shareholders for pre-petition debt as long as the Debtors and/or Reorganized Ranch *1 shall not have defaulted in their obligations under the Plan, to the extent such parties would be able or permitted to do so under applicable law.

     DISCHARGE INJUNCTION

     The Confirmation Order shall provide that all Entities which have held, hold or may hold Claims that are discharged pursuant to the terms of the Plan shall be permanently stayed, restrained and enjoined on and after the Effective Date from taking any of the following actions on account of such discharged Claims, other than actions brought to enforce any rights or obligations under the Plan: (i) commencing, conducting or continuing in any manner any action or proceeding of any kind (including any thereof in a judicial, arbitral, administrative or other forum) against Reorganized Ranch *1, any of its property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the Debtors or Reorganized Ranch *1, or any property of any such transferee or successor, (ii) enforcing, levying, attaching (including pre-judgment attachment), collecting or otherwise recovering, by any manner or means, any judgment, award, decree or order against Reorganized Ranch *1, any of its property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the Debtors or Reorganized Ranch *1, or any property of any such transferee or successor, (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any lien against Reorganized Ranch *1, any of its property, or any direct or indirect transferee of any property of, or successor in interest to, any of the Debtors or Reorganized Ranch *1, (iv) asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly, against Reorganized Ranch *1, or any direct or indirect transferee of any property of, or successor in interest to, any of the Debtors or Reorganized Ranch *1, or (v) acting or proceeding in any manner that does not conform to or comply with the provisions of the Plan and/or the Confirmation Order.

     Should any provision in the Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any and all other provisions of the Plan.

     Except as otherwise provided herein, the classification and the manner of satisfying all Claims under the Plan take into consideration the existence of guarantees by the Debtors of any obligation of any other Person or Persons, including another Debtors, and that the Debtors may be a joint obligor with another Person or Persons with respect to the same obligation. All Claims against the Debtors based upon any such guarantees shall be discharged in the manner provided in the Plan, and each creditor shall be entitled to only one (1) distribution with respect to any obligation of the Debtors. Any obligation of the Debtors and all guarantees thereof executed by the Debtors will be deemed to be one obligation under the Plan entitling that creditor to only one distribution.

     By accepting distributions pursuant to the Plan, each holder of an Allowed Claim or interest receiving distributions pursuant to the Plan or that did not properly file an objection to the Plan will be deemed to have specifically consented to the injunctions and fee provisions set forth in the Plan.

     The classification and manner of satisfying all Claims and interests under the Plan take into consideration all subordination rights, whether arising under general principles of' equitable subordination, contract, Section 510(c) of the Bankruptcy Code or otherwise, that a holder of a Claim or interest may have against other Claim or interest holders with respect to any distribution made pursuant to the Plan. All subordination rights that a holder of a Claim or interest may have with respect to any distribution to be made pursuant to the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to holders of Allowed Claims will not be subject to payment to a beneficiary of such terminated subordination rights or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

     Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the subordination rights that a holder of a Claim or interest may have with respect to any Allowed Claim or interest or any distribution to be made pursuant to the Plan on account of any Allowed Claim or interest. The entry of the Confirmation Order will constitute the Bankruptcy Court's approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of the Debtors, Reorganized Ranch *1, their respective property and holders of Allowed Claims, and is fair, equitable and reasonable.

     PRESERVATION OF RIGHTS OF ACTION HELD BY THE DEBTORS OR REORGANIZED RANCH
     *1

     Except as provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, in accordance with Section 1123(b) of the Bankruptcy Code, Reorganized Ranch *1 or its successors will retain and may enforce any claims, demands, rights, causes of action and liabilities that any Debtor or Estate may hold, including claims transferred to Reorganized Ranch *1 on the Effective Date, against any person or entity. Reorganized Ranch *1 or its successors may pursue such retained claims, demands, rights or causes of action, as appropriate, in accordance with the best interests of Reorganized Ranch *1 or its successors holding such claims, demands, rights or causes of action. Further, Reorganized Ranch *1 or its successors retain the Debtors' right to file and pursue any adversary proceedings against any trade creditor, vendor or franchisee related to debit balances or deposits owed to any Debtor.

     Nothing contained herein shall prohibit the Debtors from prosecuting or defending any of their rights as may exist on their own behalf. If Confirmation of the Plan does not occur, the Plan shall be deemed null and void. In such event, nothing contained in the Plan shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or their Estates or any other Person, or to prejudice in any manner, the rights and remedies of the creditors, the Debtors or their Estates or any Person in any further proceedings involving the Debtors or their Estates. Moreover, in the event that the Plan and all transactions contemplated thereby are not substantially consummated on or before the earlier of (i) sixty (60) days after the Confirmation Date or (ii) April 15, 2002, then the Debtors shall not be obligated to consummate the Plan, or the transactions set forth and contemplated in this Plan, and, at the option of the Debtors, ALL transactions set forth in the Plan, shall be canceled and terminated, and the Debtors shall continue to have, or be restored to, all rights and remedies it has, had, or would have had as if the Plan and the transactions contemplated herein had never been executed, proposed, negotiated, discussed, or in any way acted upon, and no Plan proponent or Person shall have any claims against the Debtors by virtue of such termination. The filing of the Plan and or any modifications hereto, and the Plan itself shall not constitute a waiver by the Debtors of any and all rights, remedies, objections and/or causes of action the Debtors may have or may wish to raise with respect to anything, including, without limitation, any other plan or plans filed or to be filed in these bankruptcy cases, all of which rights and objections are hereby reserved. Reorganized Ranch *1 reserves the right to modify the treatment of any Allowed Claims at any time on and after the Effective Date upon the consent of the holder of such Allowed Claim whose treatment is being modified, provided that no such modification which materially adversely affects other Allowed Claims can be made, unless such modification has been approved by Final Order, upon notice to the Committee, or has been agreed to by the Committee or accepted by the holders of Allowed Claims in the applicable Class as determined pursuant to Section 1126 of the Bankruptcy Code.

     RELEASES AND RELATED INJUNCTION

     The Debtors, the Committee, their respective agents, representatives and attorneys shall be fully and completely released from any and all claims and/or causes of action and/or remedies which the Debtors, their respective estates and/or their creditors and/or equity holders may have against them (known or unknown, liquidated or unliquidated, fixed or contingent) from , existing or hereinafter arising from any past, present or future actions taken or omitted to be taken since the Petition Date under or in connection with, related to, effecting, or arising out of the Debtors, the Debtors' operations, the Debtors' bankruptcy cases, the administration of the Debtors' estates and/or the consummation of the Plan, which release shall be binding on the Debtors, their estates, and all creditors, immediately upon entry of the Confirmation Order, PROVIDED, FURTHER, that said release, as defined herein, shall be binding on any subsequently appointed Chapter 7 trustee.

     VESTING OF PROPERTY IN THE DEBTORS

     Except as otherwise provided by the Plan, on the Effective Date, title to all assets dealt with by the Plan shall pass to Reorganized Ranch *1 free and clear of all liens, claims and interests in accordance with Section 1141 of the Bankruptcy Code, subject only to the liens, claims and interests provided by the Class 2 Note and the claims and interests provided by the Insider Note and the Additional Insider Note.

                          DISTRIBUTIONS UNDER THE PLAN

     GENERAL

     Payments and distributions to be made by the Debtors on the Effective Date pursuant to the Plan shall be made on such date, or as soon as practicable, except as otherwise provided for in the Plan, or as may be ordered by the Court.

     MANNER OF PAYMENTS UNDER THE PLAN

     Cash payments made pursuant to the Plan shall be made in the currency of the United States, by check drawn on a domestic bank or by wire transfer from a domestic bank. Distributions to all holders of Allowed Claims shall be made (a) at the addresses set forth in the proof of claim filed by such holders (or at last known addresses of such holders if no proofs of claims were filed or the Debtors were notified of a change of address); or (b) at the addresses set forth in any written notices of address change delivered to the Debtors or the Bankruptcy Court after the date the proof of claim was filed; or (c) at the addresses reflected in the Debtors' schedules if no claim shall have been filed and no written notice of an address change has been received by the Debtors. No payments shall be made to a holder of a Disputed or Contested Claim unless and until such Claim becomes an Allowed Claim by a Final Order.

     PAYMENT DATES

     Whenever any payment or distribution to be made under the Plan shall be due on a day other than a Business Day, such payment or distribution shall instead be made, without interest, on the next Business Day.

     DISBURSING AGENT

     Reorganized Ranch *1 is the disbursing agent under the Plan. All payments to claimants in Classes 2 and 3 shall be made by Reorganized Ranch *1 from a separate disbursement account. The Plan does not require the disbursing agent to obtain a bond to insure distributions not paid on the Effective Date. The United States Trustee has objected to the Plan not requiring the disbursing agent to obtain a bond which may be canceled upon thirty (30) days notice, inasmuch as claimants may be subject to the risk of loss in the event of defalcation by the disbursing agent. However, the Class 2 Note executed on behalf of the Alllowed Class 2 non-insider unsecured claimants shall be secured by a first priority lien in the amount then outstanding under the Class 2 Note on all royalties to be paid by Ranch *1 franchises existing as of the Confirmation Date, until such time as the Class 2 Note is paid in full.

     FRACTIONAL CENTS

     Any other provision of the Plan to the contrary notwithstanding, no payments of fractions of cents will be made. Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole cent (rounding down in the case of .5).

     NON-NEGOTIATED CHECKS

     Except as otherwise set forth in Section 8.06 of the Plan, if a holder of an Allowed Claim, or and other claim or interest fails to negotiate a check issued to such holder under the Plan within one hundred and eighty (180) days of the date such check was issued by Reorganized Ranch *1, then the amount of Cash or other property attributable to such check shall be deemed to be "Unclaimed Distributions," and the payee of such check shall be deemed to have no further
Claim or future Claim against the Debtors and/or Reorganized Ranch *1 with respect of such check.

     UNCLAIMED DISTRIBUTIONS

     In the event any payment to a holder of a Class 2 Unsecured Non-Insider Claim under the Plan remains unclaimed for a period of six (6) months after such distribution has been made (or after such delivery has been attempted), such Unclaimed Distribution and all future distributions to be made to such holders shall be deemed forfeited by such holder and the Unclaimed Distribution shall be distributed PRO RATA to the other holders of an Allowed Class 2 Unsecured Non-Insider Claims.

     NO CASH PAYMENTS OF $10.00 OR LESS ON ACCOUNT OF ALLOWED CLAIMS

     If a cash payment otherwise provided for by the Plan with respect to an Allowed Claim would be less than Ten Dollars ($10.00) (whether in the aggregate or on any payment date provided in the Plan), notwithstanding any contrary provision of this Plan, no such payment will be made and Reorganized Ranch *1 shall retain such funds for its own purposes.

     DISPUTED PAYMENTS OR DISTRIBUTIONS

     In the event of any dispute between and among Claimants (including the Entity or Entities asserting the right to receive the disputed payment or distribution) as to the right of any Entity to receive or retain any payment or distribution to be made to such Entity under the Plan, the Debtors may, in lieu of making such payment or distribution to such Entity, make it instead into an escrow account or to a disbursing agent, for payment or distribution as ordered by a court of competent jurisdiction or as the interested parties to such dispute may otherwise agree among themselves.

     PROCEDURES FOR RESOLVING DISPUTED CLAIMS

     Objections to Claims shall be filed by the Debtors with the Court and served upon each holder of each of the Claims to which objections are made, no later than thirty (30) days subsequent to the Effective Date or within such other time period as may be fixed by the Court. In lieu of making a distribution to such holder, such distribution shall be held in a segregated non-interest bearing account by Reorganized Ranch *1. If the Disputed or Contested Claim of a holder of a Class 2 Non-Insider Unsecured Claim and/or Class 3 Insider Unsecured Claim becomes a disallowed Claim, the payments withheld pursuant to this paragraph shall be distributed to holders of Allowed Claims in such class following the entry of a Final Order on a Disallowed Claim. Unless otherwise ordered by the Court, the Debtors shall litigate to judgment, settle or withdraw objections to Disputed Claims, in their sole discretion, without notice to any party in interest.

     Payments and distributions to each holder of a Disputed Claim that ultimately becomes an Allowed Claim shall be made in accordance with the provisions of the Plan with respect to the Class of Claimants to which the respective holder of an Allowed Claim belongs unless otherwise ordered by the Court. Such payments and distributions shall be made as soon as practicable after the date that the Court entered a Final Order allowing such Claim. Payments made in accordance with Article XIV of the Plan shall not include the interest on the amount of such payment from the date on which the holder of the Allowed Claim would have been entitled to receive payment if its Claim had not been a Disputed Claim. Payments shall be made as and when a Disputed Claim has become, in whole or in part, an Allowed Claim or a Disallowed Claim, pursuant to a Final Order or agreement between the Debtors and such Claimant. In the event a claim is disputed as of the Effective Date, the Debtors shall reserve the full amount of the distribution to that Claimant as if the Claim was allowed in full.

                       VOTING AND CONFIRMATION OF THE PLAN

     GENERAL

     To confirm the Plan, the Bankruptcy Code requires that the Bankruptcy Court make a series of findings concerning the Plan and the Debtors, including that:
(a) the Plan has classified Claims and interests in a permissible manner; (b) the Plan complies with the applicable provisions of the Bankruptcy Code; (c) the Debtors have complied with the applicable provisions of the Bankruptcy Code; (d) the Plan is proposed in good faith and not by any means forbidden by law; (e) the disclosure required by Section 1125 of the Bankruptcy Code has been made;
(f) the Plan has been accepted by the requisite votes of creditors and equity security interest holders (except to the extent that cramdown is available under Section 1129(b) of the Bankruptcy Code (see "-- Confirmation" and "-- Acceptance or Cramdown")); (g) the Plan is feasible and Confirmation will not likely be followed by the liquidation or the need for further financial reorganization of Reorganized Ranch *1; (h) the Plan is in the "best interests" of all holders of Claims or interests in an impaired Class by providing to creditors or equity security interest holders on account of such Claims or interests property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain in a chapter 7 liquidation, unless each holder of a Claim or interest in such Class has accepted the Plan; (i) all fees and expenses payable under 28 U.S.C. ss. 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of such fees on the Effective Date; and (j) the disclosures required under
Section 1129(a)(5) concerning the identity and affiliations of persons who will serve as officers and directors of Reorganized Ranch *1 have been made.

     VOTING PROCEDURES AND REQUIREMENTS

     Pursuant to the Bankruptcy Code, only classes of claims against, or equity interests in, a debtor that are "impaired" under the terms of a plan of reorganization are entitled to vote to accept or reject a plan. A class is "impaired" if the legal, equitable or contractual rights attaching to the claims or interests of that class are modified, other than by curing defaults and reinstating maturity. Classes of Claims that are not impaired are not entitled to vote on the Plan and are conclusively presumed to have accepted the Plan. In addition, Classes of Claims that receive no distributions under the Plan are impaired, are not entitled to vote on the Plan and are deemed to have rejected the Plan unless such Class otherwise indicates acceptance. The classification of Claims is summarized, together with an indication of whether each Class of Claims or interests is impaired or unimpaired, in "Overview of the Plan-Summary of Classes and Treatment of Claims."

     Pursuant to Section 502 of the Bankruptcy Code and Bankruptcy Rule 3018, the Bankruptcy Court may estimate and temporarily allow a Claim for voting or other purposes.

     VOTING ON THE PLAN BY EACH HOLDER OF AN IMPAIRED CLAIM OR INTEREST ENTITLED TO VOTE ON THE PLAN IS IMPORTANT. IF YOU HOLD CLAIMS IN MORE THAN ONE CLASS OR IF YOU HOLD MULTIPLE GENERAL UNSECURED CLAIMS OR UNDER CERTAIN OTHER CIRCUMSTANCES, YOU MAY RECEIVE MORE THAN ONE BALLOT FOR WHICH YOU SHOULD COMPLETE, SIGN AND RETURN EACH BALLOT YOU RECEIVE.

     PLEASE CAREFULLY FOLLOW ALL OF THE INSTRUCTIONS CONTAINED ON THE BALLOT PROVIDED TO YOU. ALL BALLOTS MUST BE COMPLETED AND RETURNED IN ACCORDANCE WITH THE INSTRUCTIONS PROVIDED.

     TO BE COUNTED, BALLOTS MUST BE ACTUALLY RECEIVED BY 5:00 P.M., EASTERN TIME, ON THE VOTING DEADLINE OF ________ ___, 2002 (UNLESS THE VOTING DEADLINE IS EXTENDED). IT IS OF THE UTMOST IMPORTANCE TO THE DEBTORS THAT YOU VOTE PROMPTLY TO ACCEPT THE PLAN.

     VOTES CANNOT BE TRANSMITTED ORALLY. ACCORDINGLY, YOU ARE URGED TO RETURN YOUR SIGNED AND COMPLETED BALLOT PROMPTLY.

     IF ANY OF THE CLASSES OF HOLDERS OF IMPAIRED CLAIMS OR INTERESTS VOTE TO REJECT THE PLAN, (A) THE DEBTORS MAY SEEK TO SATISFY THE REQUIREMENTS FOR CONFIRMATION OF THE PLAN UNDER THE CRAMDOWN PROVISIONS OF SECTION 1129(b) OF THE BANKRUPTCY CODE AND, IF REQUIRED, MAY AMEND THE PLAN TO CONFORM TO THE STANDARDS OF SUCH SECTION OR (B) THE PLAN MAY BE MODIFIED OR WITHDRAWN WITH RESPECT TO A PARTICULAR DEBTOR, WITHOUT AFFECTING THE PLAN AS TO OTHER DEBTORS, OR IN ITS ENTIRETY. See "- Acceptance or Cramdown."

     IF YOU ARE ENTITLED TO VOTE AND YOU DID NOT RECEIVE A BALLOT, RECEIVED A DAMAGED BALLOT OR LOST YOUR BALLOT, CONTACT THE DEBTORS' COUNSEL, BUCHANAN INGERSOLL, P.C. (ATTN: LOUIS T. DELUCIA, ESQ. OR ALAN J. BRODY, ESQ.) AT (609) 987-8000.

     CONFIRMATION HEARING

     The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on whether the Debtors have fulfilled the Confirmation requirements of
Section 1129 of the Bankruptcy Code. The Confirmation Hearing has been scheduled to commence on ________ __, 2002 at 9:30 a.m., Eastern Time, and if necessary, to continue thereafter, before the Honorable Arthur J. Gonzalez, United States Bankruptcy Judge for the Southern District of New York, in the Judge's usual courtroom at the United States Bankruptcy Court for the Southern District of New York, One Bowling Green, The Alexander Hamilton Customs House, New York, New York. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement of the adjourned date made in open court. Any objection to Confirmation must be made in writing and must specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim held by the objector. Any such objections must be filed and served upon the persons designated in the notice of the Confirmation Hearing, in the manner and by the deadline described therein.

     CONFIRMATION

     At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the applicable requirements of Section 1129 of the Bankruptcy Code are met. Among the requirements for Confirmation are that the Plan (a) is accepted by the requisite holders of Claims in impaired Classes of Claims of the Debtors or, if not so accepted, is "fair and equitable" and "does not discriminate unfairly" as to the nonaccepting Classes; (b) is in the "best interests" of each holder of a Claim in each impaired Class under the Plan; (c) is feasible; and (d) complies with the applicable provisions of the Bankruptcy Code.

     ACCEPTANCE OR CRAMDOWN

     A plan is accepted by an impaired class of claims if holders of at least two-thirds (2/3) in dollar amount and a majority in number of claims of that class vote to accept the plan. Only those holders of claims who actually vote
(and are entitled to vote) to accept or to reject a plan count in this tabulation. For purposes of determining whether the requisite approval has been received as to the Debtors, the votes in each Class will be tabulated. In addition to this voting requirement, Section 1129 of the Bankruptcy Code requires that a plan be accepted by each holder of a claim or interest in an impaired class or that the plan otherwise be found by the Bankruptcy Court to be in the best interests of each holder of a claim or interest in an impaired class. See "Voting and Confirmation of the Plan-Best Interests Test; Liquidation Analysis." The Bankruptcy Code contains provisions for confirmation of a plan even if it is not accepted by all impaired classes, as long as at least one (1) impaired class of claims has accepted it. These so-called "cramdown" provisions are set forth in Section 1129(b) of the Bankruptcy Code. As indicated above, the Plan may be confirmed under the cramdown provisions if, in addition to satisfying the other requirements of Section 1129 of the Bankruptcy Code, it:
(a) is "fair and equitable"; and (b) "does not discriminate unfairly" with respect to each class of Claims that is impaired under, and has not accepted, the Plan. The "fair and equitable" standard, also known as the "absolute priority rule," requires, among other things, that unless a dissenting class of Claims receives full compensation for its Allowed Claims, no holder of Allowed Claims in any junior Class may receive or retain any property on account of such Claim. With respect to a dissenting Class of Secured Claims, the "fair and equitable" standard requires, among other things that holders either: (a) retain their liens and receive deferred cash payments with a value as of the Effective Date equal to the value of their interest in property or (b) receive the indubitable equivalent of their Secured Claims. The "fair and equitable" standard has also been interpreted to prohibit any Class senior to a dissenting Class from receiving under a plan more than one hundred percent (100%) of its Allowed Claims. The Debtors believe that, if necessary, the Plan may be crammed down over the dissent of certain Classes of Claims in view of the treatment proposed for such impaired Classes. If necessary and appropriate, the Debtors intend to modify the Plan to permit cramdown of dissenting Classes of Claims.

     The requirement that the Plan not "discriminate unfairly" means, among other things, that a dissenting Class must be treated substantially equally with respect to other Classes of equal rank. The Debtors do not believe that the Plan unfairly discriminates against any Class that may not accept or otherwise consent to the Plan.

     Any Class of Claims that receives nothing under the Plan are deemed to be a dissenting Class. As a result, in addition to any Class that does not vote to accept the Plan the Debtors will, to the extent required, seek to use the "cramdown" provisions described above, with respect to such dissenting Class of Claims.

     Subject to the conditions set forth in the Plan, a determination by the Bankruptcy Court that the Plan is not confirmable pursuant to Section 1129 of the Bankruptcy Code will not limit or affect the Debtors' ability to modify the Plan to satisfy the provisions of Section 1129(b) of the Bankruptcy Code.

     BEST INTERESTS TEST; LIQUIDATION ANALYSIS

     Notwithstanding acceptance of the Plan by each impaired Class, to confirm the Plan, the Bankruptcy Court must determine that the Plan is in the best interests of each holder of an Allowed Claim in any such impaired Class who has not voted to accept the Plan. Accordingly, if an impaired Class does not unanimously accept the Plan, the "best interests" test requires that the Bankruptcy Court find that the Plan provides to each member of such impaired Class, a recovery on account of the member's Allowed Claim that has a value as of the Effective Date, at least equal to the value of the distribution that each such member would receive if the applicable Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

     To estimate what members of each impaired Class of Claims or interests would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code, the Bankruptcy Court must first determine the aggregate dollar amount that would be available if the Debtors' Cases were converted to chapter 7 cases under the Bankruptcy Code and each of the respective Debtors' assets were liquidated by a chapter 7 trustee (the "Liquidation Value"). The Liquidation Value of the Debtors would consist of the net proceeds from the disposition of the assets of the Debtors augmented by any cash held by the Debtors.

     The Liquidation Value available to holders of Unsecured Claims would be reduced by, among other things, (a) the Claims of secured creditors to the extent of the value of their collateral, (b) the costs, fees and expenses of the liquidation, as well as other administrative expenses of the Debtor's chapter 7 cases; (c) unpaid Administrative Claims of the Debtors' Cases; and (d) Priority Claims and Priority Tax Claims. The Debtors' costs of liquidation in chapter 7 cases would include the compensation of a trustee, as well as of counsel and of other professionals retained by such trustee, asset disposition expenses, applicable taxes, litigation costs, claims arising from the operation of the Debtors during the pendency of the chapter 7 cases and all unpaid Administrative Claims incurred by the Debtors during the Chapter 11 Cases that are allowed in the chapter 7 cases. The liquidation itself may trigger certain Priority Claims, and would likely accelerate the payment of other Priority Claims and Priority Tax Claims that would otherwise be payable in the ordinary course of the Debtors' business. These Priority Claims would be paid in full out of the net liquidation proceeds, after payment of Secured Claims, before the balance would be made available to pay Unsecured Claims. The Debtors believe that the liquidation also would generate a significant increase in Unsecured Claims, such as Rejection Damage Claims, and tax and other governmental Claims.

     The information contained in EXHIBIT C, annexed hereto, provides a summary of the Liquidation Values of the Debtors' interests in property, on a consolidated basis, by assuming hypothetical chapter 7 liquidations in which a trustee appointed by the Bankruptcy Court would liquidate the Debtors' properties and interests in property. The liquidation analysis annexed hereto as EXHIBIT C has been prepared as of January 21, 2002, based on, INTER ALIA, the assumption that the Effective Date will be January 21, 2002. Moreover, the chapter 7 liquidations could result in litigation that could delay the liquidation beyond the periods assumed in EXHIBIT C. This delay could materially reduce the amount determined on a present value basis available for distribution to creditors. Such litigation and attendant delay could adversely affect the values realizable in the sale of the Debtors' assets to an extent that cannot be estimated at this time.

     Based on the liquidation analyses set forth in EXHIBIT C, the Debtors and the Committee believe that holders of Allowed Claims will receive greater value as of the Effective Date under the Plan than such holders would receive under chapter 7 liquidations.

     In actual liquidations of the Debtors, distributions to holders of Claims could also be made substantially later than the Effective Date assumed in connection with the Plan. This delay could materially reduce the amount determined on a present value basis available for distribution to creditors.

     In summary, the Debtors and the Committee believe that chapter 7 liquidations of the Debtors would result in substantial diminution in the value to be realized by holders of Allowed Claims, as compared to the proposed distributions under the Plan, because of, among other factors: (a) the failure to realize the maximum going concern value of the Debtors' assets; (b) the substantial negative impact of conversion to chapter 7 cases and subsequent liquidation on the employees, franchisees and customers of the Debtors; (c) additional costs and expenses involved in the appointment of a trustee, attorneys, accountants and other professionals to assist such trustee in the chapter 7 cases; (d) additional expenses and claims, some of which would be entitled to priority in payment, which would arise by reason of the liquidation and from the rejection of unexpired real estate leases and other Executory Contracts and Unexpired Leases in connection with a cessation of the Debtors' operations; and (e) the substantial time that would elapse before entities would receive any distribution in respect of their Allowed Claims. Consequently, the Debtors and the Committee believe that the Plan will provide a substantially greater ultimate return to holders of Claims than would chapter 7 liquidations.

     FEASIBILITY

     Section 1129(a)(11) of the Bankruptcy Code requires that Confirmation not be likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors (unless such liquidation or reorganization is proposed in the Plan). For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their respective obligations under the Plan. As part of' this analysis, the Debtors have prepared the Projections. Based upon the Projections, the Debtors believe that their reorganization under the Plan meets the feasibility requirements of the Bankruptcy Code.

     COMPLIANCE WITH APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE

     Section 1129(a)(1) of the Bankruptcy Code requires that the Plan comply with the applicable provisions of the Bankruptcy Code. The Debtors and the Committee have considered each of these issues and believe that that the Plan complies with all provisions of the Bankruptcy Code.

     The Debtors and the Committee have evaluated numerous alternatives to the Plan, including alternative structures and terms of the Plan, the liquidation of the Debtors and delaying the adoption of any plan of reorganization and the pursuit of various litigation strategies. While the Debtors and the Committee have concluded that the Plan is the best alternative and will maximize recoveries by holders of Allowed Claims, if the Plan is not confirmed, the Debtors, individually or collectively, or (subject to the Debtors' exclusive periods under the Bankruptcy Code to file and solicit acceptances of a plan or plans of reorganization) any other party in interest in the Debtors' Cases, could attempt to formulate and propose a different plan or plans of reorganization. Further, if no plan of reorganization can be confirmed, the Debtors' Cases may be converted to chapter 7 cases. In liquidation cases under chapter 7 of the Bankruptcy Code, a trustee or trustees would be elected or appointed to liquidate the assets of each Debtor. The proceeds of the liquidation would be distributed to the respective creditors of the Debtors in accordance with the priorities established by the Bankruptcy Code. For further discussion of the potential impact on the Debtors of the conversion of the Debtors' Chapter 11 Cases to chapter 7 liquidations, see "-- Best Interests Test; Liquidation Analysis." The Debtors believe that Confirmation and consummation of the Plan is preferable to the alternatives described above.

                          RECOMMENDATION AND CONCLUSION

     For all the reasons set forth in this Disclosure Statement, the Debtors and the Committee believe that the Confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Debtors and the Committee urge all holders of Claims in voting Classes to vote to accept the Plan and to evidence their acceptance by duly completing and returning their Ballots so that they will be received on or before the Voting Deadline.

                                        Respectfully submitted,

Dated: New York, New York
       December 31, 2001

                                        RANCH *1, INC.


                                        By: /s/ Raymond DioGuardi
                                            ------------------------------------
                                            RAYMOND DIOGUARDI, PRESIDENT


                                        RANCH *1 METRO, INC.


                                        By: /s/ Raymond DioGuardi
                                            ------------------------------------
                                            RAYMOND DIOGUARDI, PRESIDENT


                                        RANCH *1 METRO TECH, INC.


                                        By: /s/ Raymond DioGuardi
                                            ------------------------------------
                                            RAYMOND DIOGUARDI, PRESIDENT

                                        RANCH *1 PEARL, INC.


                                        By: /s/ Raymond DioGuardi
                                            ------------------------------------
                                            RAYMOND DIOGUARDI, PRESIDENT


                                        RANCH *1 GROUP, INC.


                                        By: /s/ Raymond DioGuardi
                                            ------------------------------------
                                            RAYMOND DIOGUARDI, PRESIDENT


                                        MOORGRHO, INC.


                                        By: /s/ Raymond DioGuardi
                                            ------------------------------------
                                            RAYMOND DIOGUARDI, PRESIDENT


                                        RANCH *1 EIGHTH AVENUE, INC.


                                        By: /s/ Raymond DioGuardi
                                            ------------------------------------
                                            RAYMOND DIOGUARDI, PRESIDENT


                                        RANCH *1 OF AMERICA, INC.


                                        By: /s/ Raymond DioGuardi
                                            ------------------------------------
                                            RAYMOND DIOGUARDI, PRESIDENT

                                        RANCH *1 FASHION, INC.


                                        By: /s/ Raymond DioGuardi
                                            ------------------------------------
                                            RAYMOND DIOGUARDI, PRESIDENT


                                        RANCH *1 NUMBER 0117, INC.


                                        By: /s/ Raymond DioGuardi
                                            ------------------------------------
                                            RAYMOND DIOGUARDI, PRESIDENT


                                        RANCH *1 PALISADES, INC.


                                        By: /s/ Raymond DioGuardi
                                            ------------------------------------
                                            RAYMOND DIOGUARDI, PRESIDENT


                                        DOME ENTERPRISES, INC.


                                        By: /s/ Raymond DioGuardi
                                            ------------------------------------
                                            RAYMOND DIOGUARDI, PRESIDENT


                                        RANCH *1 NUMBER 0118, INC.


                                        By: /s/ Raymond DioGuardi
                                            ------------------------------------
                                            RAYMOND DIOGUARDI, PRESIDENT


                                        RANCH *1 NUMBER 202, INC.


                                        By: /s/ Raymond DioGuardi
                                            ------------------------------------
                                            RAYMOND DIOGUARDI, PRESIDENT


                                        RANCH *1 NUMBER 1701, INC.


                                        By: /s/ Raymond DioGuardi
                                            ------------------------------------
                                            RAYMOND DIOGUARDI, PRESIDENT

                                        RANCH *1 OF BROADWAY


                                        By: /s/ Raymond DioGuardi
                                            ------------------------------------
                                            RAYMOND DIOGUARDI, PRESIDENT


                                        RANCH *1 ON 34TH STREET, INC.


                                        By: /s/ Raymond DioGuardi
                                            ------------------------------------
                                            RAYMOND DIOGUARDI, PRESIDENT


                                        RANCH *1 NUMBER 0207, INC.


                                        By: /s/ Raymond DioGuardi
                                            ------------------------------------
                                            RAYMOND DIOGUARDI, PRESIDENT


                                        RANCH *1 NUMBER 0112, INC.


                                        By: /s/ Raymond DioGuardi
                                            ------------------------------------
                                            RAYMOND DIOGUARDI, PRESIDENT


                                        RANCH *1 52ND, INC.


                                        By: /s/ Raymond DioGuardi
                                            ------------------------------------
                                            RAYMOND DIOGUARDI, PRESIDENT


                                        RANCH *1 NUMBER 0137, INC.


                                        By: /s/ Raymond DioGuardi
                                            ------------------------------------
                                            RAYMOND DIOGUARDI, PRESIDENT


                                        RANCH *1 NUMBER 0113, INC.


                                        By: /s/ Raymond DioGuardi
                                            ------------------------------------
                                            RAYMOND DIOGUARDI, PRESIDENT

                                        RANCH *1 NUMBER 0135, INC.


                                        By: /s/ Raymond DioGuardi
                                            ------------------------------------
                                            RAYMOND DIOGUARDI, PRESIDENT


                                        RANCH *1 NUMBER 0125, INC.


                                        By: /s/ Raymond DioGuardi
                                            ------------------------------------
                                            RAYMOND DIOGUARDI, PRESIDENT


                                        OME, INC.


                                        By: /s/ Raymond DioGuardi
                                            ------------------------------------
                                            RAYMOND DIOGUARDI, PRESIDENT


                                        RANCH *1 NUMBER 1904, INC.


                                        By: /s/ Raymond DioGuardi
                                            ------------------------------------
                                            RAYMOND DIOGUARDI, PRESIDENT


                                        RANCH *1 DOWNTOWN, INC.


                                        By: /s/ Raymond DioGuardi
                                            ------------------------------------
                                            RAYMOND DIOGUARDI, PRESIDENT


                                        RANCH *1 NUMBER 0150, INC.


                                        By: /s/ Raymond DioGuardi
                                            ------------------------------------
                                            RAYMOND DIOGUARDI, PRESIDENT

                                        RANCH *1 NUMBER 0128, INC.


                                        By: /s/ Raymond DioGuardi
                                            ------------------------------------
                                            RAYMOND DIOGUARDI, PRESIDENT


                                        COUNSEL:


                                        BUCHANAN INGERSOLL, P.C.
                                        Attorneys for the Debtors
                                          and Debtors-in-Possession


                                        By: /s/ Alan J. Brody
                                            ------------------------------------
                                            Louis T. DeLucia (LD-3879)
                                            Alan J. Brody (AB-4777)
                                            700 Alexander Park
                                            Suite 300
                                            Princeton, New Jersey 08540
                                            (609)987-6800
                                                  -and-
                                            140 Broadway
                                            New York, New York 10005
                                            (546) 458-2340

                                    EXHIBIT A


                 Plan of Reorganization Jointly Proposed by the
                  Debtors, the Official Committee of Unsecured
                     Creditors and R1 Franchise Systems, LLC

                                    EXHIBIT B


       Projected Consolidated Financial Statements of Reorganized Ranch *1

                                    EXHIBIT C


                        Consolidated Liquidation Analysis

                                    EXHIBIT D


                                  Class 2 Note

                                    EXHIBIT E


                                  Insider Note

                                    EXHIBIT F


                             Additional Insider Note